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                                                                    Exhibit 99.1


CORRECTING AND REPLACING CASH SYSTEMS ANNOUNCES DAVID S. CLIFFORD APPOINTED CHIEF FINANCIAL OFFICER


MINNEAPOLIS--(BUSINESS WIRE)--Nov. 29, 2004--In BW5581 issued Nov. 29, 2004: read the first sentence of the release xxx Cash Systems, Inc. (Amex: CKN), a provider of cash access solutions for the gaming industry, today announced the appointment of David S. Clifford to Executive Vice President and Chief Financial Officer effective January 1, 2005. (sted xxx ... the appointment of David S. Clifford to Executive Vice President and Chief Financial Officer.)

The corrected release follows:

CASH SYSTEMS ANNOUNCES DAVID S. CLIFFORD APPOINTED CHIEF FINANCIAL OFFICER

Cash Systems, Inc. (Amex: CKN), a provider of cash access solutions for the gaming industry, today announced the appointment of David S. Clifford to Executive Vice President and Chief Financial Officer effective January 1, 2005. Chris Larson, the Company's current Chief Financial Officer, will become the Chief Operating Officer of Cash Systems.

Mr. Clifford has been providing strategic and financial consulting services to the Company for the last five months. Prior to Mr. Clifford's consulting role at Cash Systems, he was the Executive Vice President and CFO of Crown Theatres LP, a division of Henry Crown and Company's entertainment and leisure assets. Mr. Clifford was accountable for strategic planning and acquisitions as well as day to day operations, information systems and human resources. Prior to Crown, Mr. Clifford was the Executive Vice President and CFO of Cobb Theaters, the eighth largest theatre exhibitor in the U.S. with over 775 screens. He also spent 10 years in various corporate finance and transactions capacities with regional and national investment banking firms, including Shearson Lehman Brothers, specializing in serving middle market companies.

Craig Potts, President and Chief Executive Officer of Cash Systems stated, "David's capital markets experience and proven leadership in the leisure and entertainment sector makes him a valuable asset to Cash Systems. Our business is clearly expanding and Chris and I welcome David to the team during this exciting period."

About Cash Systems, Inc.

Cash Systems, Inc., located in Minneapolis and Las Vegas, is a provider of cash access and related services to the retail and gaming industries. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

    CONTACT: Integrated Corporate Relations
             Don Duffy/Ashley Ammon, 203-682-8200

    SOURCE: Cash Systems, Inc.